FEDNAT HOLDING COMPANY REPORTS
THIRD QUARTER OF 2019 RESULTS

Sunrise, Florida, November 5, 2019 - FedNat Holding Company (the “Company”) (Nasdaq: FNHC) today reported results for the three and nine months ended September 30, 2019.

Q3 2019 highlights (as measured against the same three-month period last year, except where noted):

•Net income of $4.7 million or $0.36 per diluted share.
•Adjusted operating income of $4.3 million or $0.33 per diluted share.
•$7.0 million of claims, net of recoveries, from Hurricane Dorian, Hurricane Barry and Tropical Storm Imelda impacting South Carolina, Florida and other states.
•14.5% increase in gross written premiums to $159.1 million, including FedNat Insurance Company ("FNIC") growth of 2% in Florida.
•Net premiums earned decreased to $87.4 million, including $8 million quarter over quarter reduction primarily due to incremental costs from the new excess of loss reinsurance program.
•Combined ratio of 105.5%, up 5.2 points driven upward by 3.4 points of higher net catastrophe losses in the period and 6.8 points from higher catastrophe reinsurance ceded premiums, partially offset by 5.0 points from improved underwriting margins as a result of our decision to focus on Homeowners and continued discipline over operating expenses.
•Quarter-end Florida homeowners in-force policies of approximately 237,000.
•90.2% increase in non-Florida homeowners in-force policies to approximately 78,000.
•As a result of recent growth in the size of our homeowners book of business, our 2019-2020 excess of loss reinsurance program annual costs increased $14 million to $179 million, pursuant to its annual exposure adjustment.
•Book value per share increased 9.6% to $18.45 as compared to $16.84 as of December 31, 2018, despite $2.05 per share reduction due to significant weather-related events in the first nine months of 2019.

“FedNat delivered solid third quarter results and made significant progress on our strategies to improve profitability and enhance shareholder value,” said Michael H. Braun, Chief Executive Officer. “We’re encouraged by the performance of our core homeowners line of business, and continued earnings growth in our non-Florida book as we continue to expand our presence in select coastal states where we see opportunity. To this end, FedNat is set to continue our operational growth in these coastal states upon the completion of our Maison acquisition, which is set to close in December. Consistent with our core focus, this acquisition is in the homeowners line of business and is in markets where we already have operations, including Texas and Louisiana. Further, we have a more optimistic outlook in our home, Florida market with Assignment of Benefits (AOB) reform in effect, which should pave the way for an improved operating environment as we enter the new year. With this backdrop, we remain focused on strengthening our homeowners business throughout the southeast of the United States. This strategic roadmap sets the stage to unlock value and enhance shareholder value for years to come.”

Excess of Loss Reinsurance Update

•The Company’s Homeowners book of business has increased in terms of premiums in-force and related exposures in both Florida and Non-Florida, which has strengthened our long-term earnings profile.
•Accordingly, during the current quarter, FNHC’s 2019-2020 expected excess of loss reinsurance annual program costs increased from our preliminary estimate of $165 million to $179 million, an increase of $14 million or $3.5 million, on a quarterly basis. This adjustment relates to the annual September 30 risk exposure adjustment.
•This larger book of business was driven by improved retention levels on renewals, and an increase in new business production, as competitors’ rate increases became effective. Thus, our book of business, which reflects cumulative rate increases of 21% over the past 3 years, including our 2019 rate increase of 4.6%, has become more competitive in Florida’s evolving environment.

Consolidated

•Net income of $4.7 million or $0.36 per diluted share during the third quarter of 2019, as compared to net income of $8.0 million or $0.62 per diluted share during the third quarter of 2018.
•Adjusted operating income of $4.3 million or $0.33 per diluted share during the third quarter of 2019, as compared to adjusted operating income of $7.4 million or $0.57 per diluted share during the third quarter of 2018.
•Comparing to December 31, 2018, book value per share increased $1.61 to $18.45 at September 30, 2019. The increase was predominantly driven by unrealized gains on our fixed-income portfolio of $1.20 per share and net income of $0.61 per share, slightly offset by dividends of $0.24 per share.

Revenues

•Total revenue decreased $11.3 million or 10.2%, to $99.5 million for the three months ended September 30, 2019, compared with $110.8 million for the three months ended September 30, 2018. The decrease was primarily driven by higher ceded premiums due to increased reinsurance spend, a decline in Automobile direct written policy fees, and lower investment gains, partially offset by increases in gross premiums earned and other income, all of which is discussed below.
•Gross premiums written increased $20.1 million, or 14.5%, to $159.1 million in the quarter, compared with $139.0 million for the same three-month period last year. Gross premiums written increased due to the growth in homeowners non-Florida and Florida. Our homeowners non-Florida business continues to show exceptional growth year over year, especially in the state of Texas, which has allowed us to leverage our infrastructure and diversify insurance risk. Our homeowners Florida FNIC premiums grew $2.2 million or 2% this quarter as compared to last year, which represents the first quarter showing premium growth since the third quarter of 2017. Overall, Homeowners grew 12.9%.
•Gross premiums earned increased $0.6 million, or 0.4%, to $145.5 million for the three months ended September 30, 2019, as compared to $144.9 million for the three months ended September 30, 2018. The higher gross premiums earned was driven by a 3.6% increase in earned premiums in Homeowners, partially offset by the results of our decision to exit the Automobile and commercial general liability lines.
•Ceded premiums increased $11.8 million, or 25.3%, to $58.2 million in the quarter, compared to $46.4 million the same three-month period last year. The increase was driven by $8.1 million higher excess of loss reinsurance spend in Homeowners, as the new program became effective July 1, 2019 at a higher rate on-line than the program in the previous year and $6.1 million from the homeowners Florida quota share being set at 10% in the third quarter of 2019 as compared to 2% in the prior year quarter. These items were offset by $2.1 million lower ceded premiums in Automobile as we have exited that line of business.
•Net investment income increased $1.0 million, or 29.7%, to $4.1 million during the three months ended September 30, 2019, as compared to $3.1 million during the three months ended September 30, 2018. The increase was due to fixed income portfolio growth, and improvement in the yield as a result of rising interest rates during 2018 as well as from portfolio repositioning.
•Other income increased $1.1 million, or 29.6%, to $4.7 million in the quarter, compared with $3.6 million in the same three-month period last year. The increase in other income was primarily driven by higher brokerage revenue, partially offset by lower financing and commission income. The brokerage revenue increase is the result of higher excess of loss reinsurance spend from the reinsurance programs in place during the third quarter of 2019 as compared to the third quarter of 2018. The year over year decreases in financing and commission income were driven by lower automobile fee income from our decision to exit this line of business.

Expenses

•Losses and loss adjustment expenses (“LAE”) decreased $0.4 million, or 0.6%, to $62.1 million for the three months ended September 30, 2019, compared with $62.5 million for the same three-month period last year. The net loss ratio increased 7.7 percentage points, to 71.1% in the current quarter, as compared to 63.4% in the third quarter of 2018. The higher ratio was primarily the result of the increase in reinsurance spend, which reduces the net earned premium denominator of the loss ratio calculation. The third quarter of 2019 included $11.0 million of losses, related to catastrophe losses from Hurricane Dorian, Hurricane Barry and Tropical Storm Imelda ($8.0 million of these losses relate to non-Florida, which is subject to a 50% profit-sharing agreement, as discussed earlier), compared to the prior year quarter which included
$6.1 million of catastrophe losses arising from Hurricane Florence and Tropical Storm Gordon. The remaining variance is driven by lower losses in the quarter in Automobile and commercial general liability lines as we exit those lines and higher ceded losses from homeowners Florida quota share in the quarter due to the higher percentage (as discussed earlier), partially offset by increased losses related to higher gross premiums earned in Homeowners.
•The net expense ratio decreased 2.5 percentage points to 34.4% in the third quarter of 2019, as compared to 36.9% in the third quarter of 2018. Commissions and other underwriting expenses decreased $6.5 million, or 20.8%, to $24.9 million for the three months ended September 30, 2019, compared with $31.4 million for the three months ended September 30, 2018. The decrease was driven by higher ceding commissions from homeowners Florida quota share in the quarter due to the higher percentage (as discussed earlier), lower automobile fees due to reduced premiums earned and a reduction in other underwriting expenses as there was a benefit in the non-Florida profit-share calculation this quarter, a direct result of $8.0 million of non-Florida weather-related losses, resulting in a $4.0 million reduction. These decreases were partially offset by higher homeowners acquisition related costs as a result of premium growth across periods.
•Interest expense increased $0.9 million to $1.9 million for the three months ended September 30, 2019, compared with $1.0 million in the prior year period due to an increase in the outstanding debt.

Line of Business Results

•Homeowners net income for the current quarter was $3.4 million, which included $8.1 million pre-tax of higher excess of loss reinsurance spend in Homeowners (as discussed earlier) and $7.0 million, after profit share benefit, of pre-tax net losses related to impacts from the catastrophe weather events in the quarter, as mentioned above. Additionally, gross premiums earned increased 4.9 million, or 3.6%, in the third quarter of 2019 as compared to the third quarter of 2018.
•Automobile's net loss for the third quarter of 2019 was $0.6 million, which includes $0.6 million of pre-tax adverse development, as compared to a net loss of $1.4 million for the third quarter of 2018.
•Other’s net income of $1.9 million in the third quarter of 2019, as compared to net income of $1.2 million in the third quarter of 2018. Other's adjusted operating income was $1.3 million in the current quarter and breakeven for the prior year period, with the results primarily driven by growth in net investment income, income tax benefit from a lower tax rate and lower net losses from our commercial general liability book of business this quarter, partially offset by higher interest expense.

Non-GAAP Performance Measures

Non United States generally accepted accounting principles ("GAAP") measures do not replace the most directly comparable GAAP measures and we have included detailed reconciliations thereof on pages 12 and 13.

We exclude the after-tax (using our statutory income tax rate) effects of the following items from GAAP net income (loss) to arrive at adjusted operating income (loss):

•Net realized and unrealized gains (losses), including, but not limited to, gains (losses) associated with investments and early extinguishment of debt;
•Acquisition, integration and other costs and the amortization of specifically identifiable intangibles (other than value of business acquired);
•Impairment of intangibles;
•Income (loss) from initial adoption of new regulations and accounting guidance; and
•Income (loss) from discontinued operations.

We also exclude the pre-tax effect of the first bullet above from GAAP revenues to arrive at adjusted operating revenues.

Management believes these non-GAAP performance measures allow for a better understanding of the underlying trend in our business, as the excluded items are not necessarily indicative of our operating fundamentals or performance.

Similarly, we exclude accumulated other comprehensive income (loss) ("AOCI") from book value per share to arrive at book value per share, excluding AOCI.

Conference Call Information

The Company will hold an investor conference call at 9:00 AM (ET) Wednesday, November 6, 2019. The Company’s CEO, Michael Braun and its CFO, Ronald Jordan will discuss the financial results and review the outlook for the Company. Messrs. Braun and Jordan invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may access the conference call as follows:

Toll-Free Dial-in: (877) 303-6913

Conference ID: 3063798

A live webcast of the call will be available online via the “Conference Calls” section of the Company’s website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company’s website.

About the Company

The Company is an insurance holding company that controls substantially all aspects of the insurance underwriting, distribution and claims processes through our subsidiaries and contractual relationships with independent agents and general agents. The Company, through our wholly owned subsidiaries, are authorized to underwrite, and/or place homeowners multi-peril, federal flood and other lines of insurance in Florida and other states. We market, distribute and service our own and third-party insurers’ products and other services through a network of independent and general agents.

The Company’s supplemental line of business information is designed to afford users greater transparency into our results. The “Homeowners” line of business consists of our homeowners and fire property and casualty insurance business, which currently operates in Florida, Alabama, Texas, Louisiana and South Carolina. The “Automobile” line of business consists of our nonstandard personal automobile insurance business which operated in Georgia, Texas, Alabama, and Florida. The “Other” line of business primarily consists of our commercial general liability and federal flood businesses, along with corporate and investment operations.

Forward-Looking Statements

Certain statements made by FedNat Holding Company or on its behalf may contain “forward-looking statements” within the Private Securities Litigation Reform Act of 1995.

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative or other variations thereof, and similar words or phrases or comparable terminology, are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

•Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
•Descriptions of plans or objectives of management for future operations, insurance products or services;
•Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
•Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business and its ability to integrate the operations to be acquired; the adequacy of its reserves for losses and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our compliance with minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends, including as a result of insureds’ assignment of benefits; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of our subsidiaries’ operations may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company’s investment portfolio; insurance agents; ratings by industry services; the reliability and security of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contacts

Michael H. Braun, CEO (954) 308-1322,
Ronald Jordan, CFO (954) 308-1363,
Bernard Kilkelly, Investor Relations (954) 308-1409,
or IR@fednat.com

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	As of or For the
	Three Months Ended			Nine Months Ended
	2019	2018	% Change	2019	2018	% Change
Net Income (Loss) Attributable to Common Shareholders
Net income (loss):
Homeowners	$3,398	$8,158	(58.3)%	$7,981	$23,529	(66.1)%
Automobile	(613)	(1,416)	(56.7)%	(2,241)	(1,668)	34.4%
Other	1,874	1,208	55.1%	2,164	2,372	(8.8)%
Consolidated	$4,659	$7,950	(41.4)%	$7,904	$24,233	(67.4)%

Adjusted operating income (loss):
Homeowners	$3,585	$8,767	(59.1)%	$8,218	$24,712	(66.7)%
Automobile	(608)	(1,379)	(55.9)%	(2,236)	(1,599)	39.8%
Other	1,315	(28)	(4,796.4)%	1,582	1,814	(12.8)%
Consolidated	$4,292	$7,360	(41.7)%	$7,564	$24,927	(69.7)%

Per Common Share
Net income (loss) - diluted	$0.36	$0.62	(41.5)%	$0.61	$1.88	(67.4)%
Adjusted operating income (loss) - diluted	0.33	0.57	(41.8)%	0.59	1.94	(69.7)%
Dividends declared	0.08	—	NCM	0.24	0.16	50.0%
Book value	18.45	17.45	5.7%	18.45	17.45	5.7%
Book value, excluding AOCI	17.54	17.91	(2.1)%	17.54	17.91	(2.1)%

Return to Shareholders
Repurchases of common stock	$—	$—	NCM	$—	$5,061	(100.0)%
Dividends declared	1,046	(2)	NCM	3,133	2,077	50.8%
	$1,046	$(2)	NCM	$3,133	$7,138	(56.1)%

Revenue
Total revenues	$99,476	$110,832	(10.2)%	$305,974	$299,651	2.1%
Adjusted operating revenues	98,682	109,072	(9.5)%	300,924	298,735	0.7%
Gross premiums written	159,131	139,022	14.5%	460,534	440,151	4.6%
Gross premiums earned	145,546	144,907	0.4%	425,133	438,239	(3.0)%
Net premiums earned	87,374	98,493	(11.3)%	268,464	264,159	1.6%

Ratios to Net Premiums Earned
Net loss ratio	71.1%	63.4%		72.4%	59.1%
Net expense ratio	34.4%	36.9%		34.6%	40.8%
Combined ratio	105.5%	100.3%		107.0%	99.9%

In-Force Homeowners Policies
Florida	237,000	249,000	(4.8)%	237,000	249,000	(4.8)%
Non-Florida	78,000	41,000	90.2%	78,000	41,000	90.2%
	315,000	290,000	8.6%	315,000	290,000	8.6%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues:
Net premiums earned	$87,374	$98,493	$268,464	$264,159
Net investment income	4,068	3,137	12,037	9,058
Net realized and unrealized investment gains (losses)	794	1,760	5,050	916
Direct written policy fees	2,514	3,796	7,308	10,685
Other income	4,726	3,646	13,115	14,833
Total revenues	99,476	110,832	305,974	299,651

Costs and expenses:
Losses and loss adjustment expenses	62,105	62,457	194,284	156,098
Commissions and other underwriting expenses	24,854	31,373	75,650	91,467
General and administrative expenses	5,246	5,000	17,336	16,345
Interest expense	1,894	1,032	8,860	3,139
Total costs and expenses	94,099	99,862	296,130	267,049

Income (loss) before income taxes	5,377	10,970	9,844	32,602
Income tax expense (benefit)	718	3,020	1,940	8,587
Net income (loss)	4,659	7,950	7,904	24,015
Net income (loss) attributable to non-controlling interest	—	—	—	(218)
Net income (loss) attributable to FedNat Holding Company shareholders	$4,659	$7,950	$7,904	$24,233

Net Income (Loss) Per Common Share
Basic	$0.36	$0.62	$0.62	$1.90
Diluted	$0.36	$0.62	$0.61	$1.88

Weighted Average Number of Shares of Common Stock Outstanding
Basic	12,854	12,749	12,831	12,775
Diluted	12,897	12,870	12,880	12,866

Dividends Declared Per Common Share	$0.08	$—	$0.24	$0.16

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(In thousands)
Gross premiums written:
Homeowners Florida	$115,341	$114,441	$347,320	$355,818
Homeowners non-Florida	38,790	22,062	100,322	59,096
Automobile	—	(3,041)	(1)	8,628
Commercial general liability	(19)	1,435	(121)	5,519
Federal flood	5,019	4,125	13,014	11,090
Total gross premiums written	$159,131	$139,022	$460,534	$440,151

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(In thousands)
Gross premiums earned:
Homeowners Florida	$113,062	$118,603	$338,481	$356,507
Homeowners non-Florida	28,431	17,984	73,928	47,072
Automobile	—	2,766	26	17,876
Commercial general liability	157	2,122	1,693	7,144
Federal flood	3,896	3,432	11,005	9,640
Total gross premiums earned	$145,546	$144,907	$425,133	$438,239

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(In thousands)
Net premiums earned:
Homeowners	$87,286	$95,805	$266,971	$252,857
Automobile	—	675	6	4,526
Commercial general liability	88	2,013	1,487	6,776
Total net premiums earned	$87,374	$98,493	$268,464	$264,159

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics (continued)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(In thousands)
Commissions and other underwriting expenses:
Homeowners Florida	$13,187	$14,258	$39,810	$42,796
All others	6,610	4,866	17,796	14,488
Ceding commissions	(3,203)	(689)	(8,893)	(8,777)
Total commissions	16,594	18,435	48,713	48,507

Automobile	—	1,466	3	4,229
Homeowners non-Florida	902	571	2,337	1,354
Total fees	902	2,037	2,340	5,583

Salaries and wages	2,696	3,147	9,090	11,282
Other underwriting expenses	4,662	7,754	15,507	26,095
Total commissions and other underwriting expenses	$24,854	$31,373	$75,650	$91,467

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Net loss ratio	71.1%	63.4%	72.4%	59.1%
Net expense ratio	34.4%	36.9%	34.6%	40.8%
Combined ratio	105.5%	100.3%	107.0%	99.9%
Gross loss ratio	113.1%	50.1%	127.7%	108.5%
Gross expense ratio	22.9%	25.6%	24.0%	26.6%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheet
(Unaudited)

	September 30,	December 31,
	2019	2018
ASSETS	(In thousands)
Investments:
Debt securities, available-for-sale, at fair value	$468,130	$428,641
Debt securities, held-to-maturity, at amortized cost	4,369	5,126
Equity securities, at fair value	19,014	17,758
Total investments	491,513	451,525
Cash and cash equivalents	121,418	64,423
Prepaid reinsurance premiums	170,294	108,577
Premiums receivable, net of allowance	39,932	29,791
Reinsurance recoverable, net	202,875	211,424
Deferred acquisition costs, net	48,539	39,436
Income taxes, net	1,056	5,220
Other assets	25,602	14,975
Total assets	$1,101,229	$925,371

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Loss and loss adjustment expense reserves	$286,948	$296,230
Unearned premiums	317,393	281,992
Reinsurance payable	122,802	63,599
Long-term debt, net of deferred financing costs	98,482	44,404
Deferred revenue	6,239	4,585
Other liabilities	31,976	19,302
Total liabilities	863,840	710,112
Shareholders' Equity
Preferred stock, $0.01 par value: 1,000,000 shares authorized	—	—
Common stock, $0.01 par value: 25,000,000 shares authorized; 12,869,366 and 12,784,444 shares issued and outstanding, respectively	129	128
Additional paid-in capital	143,088	141,128
Accumulated other comprehensive income (loss)	11,648	(3,750)
Retained earnings	82,524	77,753
Total shareholders’ equity	237,389	215,259
Total liabilities and shareholders' equity	$1,101,229	$925,371

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
Statements of Operations and Operating Metrics by Line of Business
(Unaudited)

	Three Months Ended September 30,
	2019				2018
	Homeowners	Automobile	Other	Consolidated	Homeowners	Automobile	Other	Consolidated
	(Dollars in thousands)
Revenues:
Gross premiums written	$154,131	$—	$5,000	$159,131	$136,503	$(3,041)	$5,560	$139,022
Gross premiums earned	141,493	—	4,053	145,546	136,587	2,766	5,554	144,907
Ceded premiums	(54,207)	—	(3,965)	(58,172)	(40,782)	(2,091)	(3,541)	(46,414)
Net premiums earned	87,286	—	88	87,374	95,805	675	2,013	98,493
Net investment income	—	—	4,068	4,068	—	—	3,137	3,137
Net realized and unrealized investment gains (losses)	—	—	794	794	—	—	1,760	1,760
Direct written policy fees	2,453	—	61	2,514	2,198	1,466	132	3,796
Other income	3,996	4	726	4,726	2,613	191	842	3,646
Total revenues	93,735	4	5,737	99,476	100,616	2,332	7,884	110,832

Costs and expenses:
Losses and loss adjustment expenses	60,708	742	655	62,105	56,856	2,609	2,992	62,457
Commissions and other underwriting expenses	24,109	—	745	24,854	28,647	1,545	1,181	31,373
General and administrative expenses	4,484	50	712	5,246	4,187	75	738	5,000
Interest expense	—	—	1,894	1,894	—	—	1,032	1,032
Total costs and expenses	89,301	792	4,006	94,099	89,690	4,229	5,943	99,862

Income (loss) before income taxes	4,434	(788)	1,731	5,377	10,926	(1,897)	1,941	10,970
Income tax expense (benefit)	1,036	(175)	(143)	718	2,768	(481)	733	3,020
Net income (loss)	$3,398	$(613)	$1,874	$4,659	$8,158	$(1,416)	$1,208	$7,950

Ratios to net premiums earned:
Net loss ratio	69.6%	NCM	744.3%	71.1%	59.3%	386.5%	148.6%	63.4%
Net expense ratio	32.7%			34.4%	34.3%			36.9%
Combined ratio	102.3%			105.5%	93.6%			100.3%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
Statements of Operations and Operating Metrics by Line of Business
(Unaudited)

	Nine Months Ended September 30,
	2019				2018
	Homeowners	Automobile	Other	Consolidated	Homeowners	Automobile	Other	Consolidated
	(Dollars in thousands)
Revenues:
Gross premiums written	$447,642	$(1)	$12,893	$460,534	$414,914	$8,628	$16,609	$440,151
Gross premiums earned	412,409	26	12,698	425,133	403,579	17,876	16,784	438,239
Ceded premiums	(145,438)	(20)	(11,211)	(156,669)	(150,722)	(13,350)	(10,008)	(174,080)
Net premiums earned	266,971	6	1,487	268,464	252,857	4,526	6,776	264,159
Net investment income	—	—	12,037	12,037	—	—	9,058	9,058
Net realized and unrealized investment gains (losses)	—	—	5,050	5,050	—	—	916	916
Direct written policy fees	7,082	3	223	7,308	5,978	4,229	478	10,685
Other income	10,632	18	2,465	13,115	10,560	1,084	3,189	14,833
Total revenues	284,685	27	21,262	305,974	269,395	9,839	20,417	299,651

Costs and expenses:
Losses and loss adjustment expenses	186,520	2,794	4,970	194,284	141,428	6,777	7,893	156,098
Commissions and other underwriting expenses	73,272	51	2,327	75,650	83,284	5,021	3,162	91,467
General and administrative expenses	14,320	150	2,866	17,336	13,361	275	2,709	16,345
Interest expense	—	—	8,860	8,860	100	—	3,039	3,139
Total costs and expenses	274,112	2,995	19,023	296,130	238,173	12,073	16,803	267,049

Income (loss) before income taxes	10,573	(2,968)	2,239	9,844	31,222	(2,234)	3,614	32,602
Income tax expense (benefit)	2,592	(727)	75	1,940	7,911	(566)	1,242	8,587
Net income (loss)	7,981	(2,241)	2,164	7,904	23,311	(1,668)	2,372	24,015
Net income (loss) attributable to non-controlling interest	—	—	—	—	(218)	—	—	(218)
Net income (loss) attributable to FNHC shareholders	$7,981	$(2,241)	$2,164	$7,904	$23,529	$(1,668)	$2,372	$24,233

Ratios to net premiums earned:
Net loss ratio	69.9%	NCM	NCM	72.4%	55.9%	149.7%	116.5%	59.1%
Net expense ratio	32.8%			34.6%	38.3%			40.8%
Combined ratio	102.7%			107.0%	94.2%			99.9%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliations
(Dollars in thousands)
(Unaudited)

	As of or For the Three Months Ended September 30,
	2019				2018
	Homeowners	Automobile	Other	Consolidated	Homeowners	Automobile	Other	Consolidated
Revenue
Total revenues	$93,735	$4	$5,737	$99,476	$100,616	$2,332	$7,884	$110,832
Less:
Net realized and unrealized investment gains (losses)	—	—	794	794	—	—	1,760	1,760
Adjusted operating revenues	$93,735	$4	$4,943	$98,682	$100,616	$2,332	$6,124	$109,072

Net Income (Loss)
Net income (loss)	$3,398	$(613)	$1,874	$4,659	$8,158	$(1,416)	$1,208	$7,950
Less:
Net realized and unrealized investment gains (losses)	—	—	634	634	—	—	1,314	1,314
Acquisition and other costs	(187)	(5)	(46)	(238)	(609)	(37)	(78)	(724)
Gain (loss) on early extinguishment of debt	—	—	(29)	(29)	—	—	—	—
Adjusted operating income (loss)	$3,585	$(608)	$1,315	$4,292	$8,767	$(1,379)	$(28)	$7,360

Income tax rate assumed for reconciling items above	18.26%	18.26%	18.26%	18.26%	25.35%	25.35%	25.35%	25.35%

Per Common Share
Book value				$18.45				$17.45
Less:
AOCI				0.91				(0.46)
Book value, excluding AOCI				$17.54				$17.91

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliations
(Dollars in thousands)
(Unaudited)

	As of or For the Nine Months Ended September 30,
	2019				2018
	Homeowners	Automobile	Other	Consolidated	Homeowners	Automobile	Other	Consolidated
Revenue
Total revenues	$284,685	$27	$21,262	$305,974	$269,395	$9,839	$20,417	$299,651
Less:
Net realized and unrealized investment gains (losses)	—	—	5,050	5,050	—	—	916	916
Adjusted operating revenues	$284,685	$27	$16,212	$300,924	$269,395	$9,839	$19,501	$298,735

Net Income (Loss)
Net income (loss)	$7,981	$(2,241)	$2,164	$7,904	$23,529	$(1,668)	$2,372	$24,233
Less:
Net realized and unrealized investment gains (losses)	—	—	3,812	3,812	—	—	684	684
Acquisition and other costs	(237)	(5)	(532)	(774)	(1,183)	(69)	(126)	(1,378)
Gain (loss) on early extinguishment of debt	—	—	(2,698)	(2,698)	—	—	—	—
Adjusted operating income (loss)	$8,218	$(2,236)	$1,582	$7,564	$24,712	$(1,599)	$1,814	$24,927

Income tax rate assumed for reconciling items above	24.52%	24.52%	24.52%	24.52%	25.35%	25.35%	25.35%	25.35%

Per Common Share
Book value				$18.45				$17.45
Less:
AOCI				0.91				(0.46)
Book value, excluding AOCI				$17.54				$17.91